75% Florida Multiple Line
                        Quota Share Reinsurance Contract
                             Effective: July 1, 1998

                                    issued to

                            Condor Insurance Company
                         Amwest Surety Insurance Company
                                       and
                           Far West Insurance Company
                             All of Omaha, Nebraska
             (hereinafter referred to collectively as the "Company")

                                       by

                   The Subscribing Reinsurer(s) Executing the
                     Interests and Liabilities Agreement(s)
                                 Attached Hereto
                  (hereinafter referred to as the "Reinsurer")



Article I - Classes of Business Reinsured

A. By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company's net liability under policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force at the effective date hereof, or issued or renewed on or after that date, and classified by the Company as Homeowners Multiple Peril (Sections I and II), Mobile homeowners Multiple Peril (Sections I and II) and Inland Marine business.

B. "Net liability" as used herein is defined as the Company's gross liability remaining after cessions, if any, to other reinsurers.

C. The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.


Article II - Term

A. This Contract shall become effective at 12:01 a.m., Local Standard Time at the location of the risk, July 1, 1998, with respect to losses arising out of occurrences commencing on or after that time and date, and shall remain in force until 12:01 a.m., Local Standard Time at the location of the risk, July 1, 1999 (i.e., providing coverage on a "risks attaching/ underwriting year" basis during the term of this Contract).

B. Unless the Company elects to reassume the ceded unearned premium in force on the effective date of expiration, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of expiration, reinsurance hereunder on business in force on the effective date of expiration shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months plus odd time (not exceeding 15 months in all) following the effective date of expiration.

C. Notwithstanding the provisions of paragraph B above, in the event the Company is prohibited or precluded by the appropriate regulatory authorities, or by law, from arranging mid-term cancellation or non-renewal of any policies subject to this Contract beyond their natural expiry, the Reinsurer agrees to extend coverage hereunder with respect to such policies until such policies may be terminated by the Company, but in no event beyond 24 months after the effective date of expiration.

D. All premiums and losses from policies allocated to this Contract shall be credited or charged, respectively, to this Contract, regardless of the date said premiums earn or such losses occur. It is understood that a policy will be allocated to this Contract if the term of this Contract is in effect as of:

       1.   As respects all new policies, the effective date of such policies;

       2. As respects renewals of one year or less term policies, the renewal date of such policies;

       3. As respects continuous or greater than one year term policies, the premium anniversary date of such policies.

      Notwithstanding the foregoing, it is understood that policies in force on July 1, 1998, shall be allocated to this Contract. Policies shall remain allocated to this Contract until the next renewal date or premium anniversary date.


Article III - Territory

This Contract shall only apply to policies issued to insureds domiciled in the State of Florida, but this limitation shall not apply to losses if the Company's policies provide coverage outside the aforesaid territorial limits.


Article IV - Exclusions

This Contract does not apply to and specifically excludes the following:

       1. All business not included in Article I.

       2. All excess of loss reinsurance assumed by the Company.

       3. Reinsurance assumed by the Company under obligatory reinsurance agreements, except agency reinsurance where the policies involved are to be reunderwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date.

       4. Financial guarantee and insolvency.

       5. Flood and/or earthquake when written on a stand-alone basis.

       6. Mortgage Impairment insurances and similar kinds of insurances, however styled.

       7. Workers' Compensation except as respects domestic employees.

       8. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance" and the "Nuclear Incident Exclusion Clause - Liability - Reinsurance" attached to and forming part of this Contract.

       9.   Loss  or  damage  caused  by  or  resulting   from  war,   invasion,
            hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard War Exclusion Clause.

      10. This Contract excludes loss and/or damage and/or costs and/or expenses arising from asbestos presence and/or seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of not more than $10,000 plus 25% of the Company's property loss under the applicable original policy. However, this exclusion will not apply where there has been a final court ruling that the Company's asbestos and/or seepage and/or pollution and/or contamination exclusion is invalid or unenforceable.

11. Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association; and any combination of insurers or reinsurers formed for the purpose of covering specific perils, specific classes of business or for the purpose of insuring risks located in specific geographical areas. However, this exclusion shall not apply to residual market mechanisms, including but not limited to FAIR Plans, Joint Underwriting Associations, or to Coastal Pools, Beach Plans or similar plans, however styled. It is understood and agreed, however, that this reinsurance does not include any increase in liability to the Company resulting from (a) the inability of any other participant in a residual market mechanism, including but not limited to a FAIR Plan, Joint Underwriting Association, Coastal Pool, Beach Plan or similar plan, to meet its liability, or (b) any claim against such a residual market mechanism, including but not limited to a FAIR Plan, Joint Underwriting Association, Coastal Pool, Beach Plan or similar plan, or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund.


Article V - Retention and Limit

A. As respects business subject to this Contract, the Company shall retain and be liable for 25.0% of its net liability. The Company shall cede to the Reinsurer and the Reinsurer agrees to accept 75.0% of the Company's net liability.

B. The Company shall purchase or be deemed to have purchased inuring reinsurance to limit its loss to the following amounts:

       1. Homeowners Multiple Peril (Section I, Coverage A), $500,000 each risk;

       2. Homeowners Multiple Peril (Section II), $500,000 each risk.

C. The Company shall be the sole judge of what constitutes "one risk".

D. As respects the interim period, the Reinsurer's provisional limit of liability for property losses arising out of any one loss occurrence shall be $5,000,000 (exclusive of loss in excess of policy limits, extra contractual obligations, loss adjustment expense or any assessments from any FAIR plans, Joint Underwriting Associations, Coastal Pools, Beach Plans or similar plans or any insolvency fund or guaranty fund). After expiration of the interim period, the Reinsurer's provisional limit of liability for property losses arising out of any one loss occurrence shall be 200% of the actual gross ceded property premium hereunder (exclusive of loss in excess of policy limits, extra contractual obligations, loss adjustment expense or any assessments from any FAIR plans, Joint Underwriting Associations, Coastal Pools, Beach Plans or similar plans or any insolvency fund or guaranty fund).

      However, it is understood that the Reinsurer's final limit of liability for losses (including those losses occurring during the interim period), not including any loss adjustment expense, incurred from any one loss occurrence shall ultimately be calculated in accordance with paragraph A above, subject to the maximum limits of liability specified in paragraph F.

E. "Interim period" as used herein shall mean the period from the effective date of this Contract through the date that the Company's gross ceded property premium hereunder exceeds $2,500,000.

F. Notwithstanding the provisions of paragraph D above, in no event shall the Reinsurer's liability for property losses arising out of any one loss occurrence exceed 200% of the gross ceded property premium hereunder, after deduction for inuring reinsurance, subject to a maximum of $25,000,000 (exclusive of loss in excess of policy limits, extra contractual obligations, loss adjustment expense or any assessments from any FAIR plans, Joint Underwriting Associations, Coastal Pools, Beach Plans or similar plans or any insolvency fund or guaranty fund).

G. Notwithstanding the provisions of paragraph A above, in no event shall the Reinsurer's liability for losses from any assessments from any FAIR plans, Joint Underwriting Associations or to Coastal Pools, Beach Plans or similar plans or any insolvency fund or guaranty fund exceed $25,000,000 during the term of this Contract.

H. In the event the Company suffers losses arising out of the same loss occurrence involving two or more separate policies allocated to this Contract and to any prior or replacement contract, if any, the loss occurrence limitation specified in paragraphs D and E above shall be reduced to the percentage that the loss under policies allocated to this Contract bears to the Company's total losses arising out of that loss occurrence.


Article VI - Assessments

A. The provisions of Article V shall apply to a proportion of any assessments made against the Company pursuant to those laws and regulations creating obligatory funds (including insurance guaranty and insolvency funds to the extent that such costs are transferable to the policyholder), pools, joint underwriting associations, FAIR plans and similar plans, said proportion to be the proportion of the Company's total premiums causing the assessment which were or are subject to this Contract.

B. Upon expiration of this Contract, the provisions of this Article shall continue to apply for as long as the Company is required to accept
      assignments   and/or   assessments   because  of  the  business  reinsured
      hereunder.


Article VII - Loss in Excess of Policy Limits/ECO

A. In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called "loss in excess of policy limits") or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called "extra contractual obligations") because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, the loss in excess of policy limits and/or the extra contractual obligations shall be added to the Company's loss (including loss adjustment expense), if any, under the policy involved, and the sum thereof shall be subject to the provisions of Article V.

B. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C. Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D. Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.


Article VIII - Claims and Loss Adjustment Expense

A. Losses shall be reported by the Company in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.

B. All loss settlements made by the Company, whether under strict policy conditions or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article XIII.

C. In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for its proportionate share of loss adjustment expense incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense. Loss adjustment expense shall include litigation expenses, both prejudgment and postjudgment interest, and legal expenses incurred in direct connection with legal actions, including but not limited to declaratory judgment actions, regardless of how such expenses are classified for statutory reporting purposes. "Declaratory judgment actions" are defined as those actions brought to determine the Company's defense and/or indemnification obligations that are allocable only to specific policies and claims covered under this Contract. Any declaratory judgment expense shall be deemed to have been fully incurred on the same date as the original loss (if any) giving rise to the action. Loss adjustment expense shall not include office expenses or salaries of the Company's regular employees.


Article IX - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company, and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article X - Florida Hurricane Catastrophe Fund

A. Any loss reimbursement the Company receives under the Florida Hurricane Catastrophe Fund (FHCF) as a result of loss occurrences commencing during the term of this Contract shall be deemed to be salvage received by the Company in determining ultimate net loss under this Contract. If the salvage amount is based on the Company's losses in more than one loss occurrence and the FHCF does not designate the amount allocable to each loss occurrence, the salvage amount shall be prorated in the proportion that the Company's losses in each loss occurrence bear to the Company's total losses arising out of all loss occurrences to which the salvage applies. If, as a result of such salvage, the loss to the Reinsurer under this Contract in any one loss occurrence is less than the amount previously paid by the Reinsurer, the Company shall promptly remit the difference to the Reinsurer.

B. Any return premium due the Company under this Contract as a result of a salvage payment made to the Reinsurer in accordance with paragraph A shall be payable by the Reinsurer concurrently with payment by the Company of the salvage amount.

C. Any reimbursement premiums, equalization charge or emergency assessment paid by the Company under the FHCF shall be deemed to be premiums paid for inuring reinsurance.


Article XI - Original Conditions

A. All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company (net of rebates, policy fees or equivalent charges, other service fees or brokerage fees), prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


Article XII - Sliding Scale Commission

A. The Reinsurer shall allow the Company a 32.0% provisional commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate. The provisional commission allowed the Company shall be adjusted periodically in accordance with the provisions set forth herein.

B. The adjusted commission rate shall be calculated as follows and be applied to premiums earned for the term of this Contract:

       1. If the ratio of losses incurred to premiums earned is 59.0% or greater, the adjusted commission rate for the term of this Contract shall be 26.0%

       2. If the ratio of losses incurred to premiums earned is less than 59.0%, but not less than 50.0%, the adjusted commission rate for the term of this Contract shall be 26.0%, plus 67.0% of the difference in percentage points between 59.0% and the actual ratio of losses incurred to premiums earned;

       3. If the ratio of losses incurred to premiums earned is less than 50.0%, but not less than 40.0%, the adjusted commission rate for the term of this Contract shall be 32.0% plus 60.0% of the difference in percentage points between 50.0% and the actual ratio of losses incurred to premiums earned;

       4. If the ratio of losses incurred to premiums earned is 40.0% or less, the adjusted commission rate for the term of this Contract shall be 38.0%.

C. Within 30 days after 12 months following the expiration of this Contract, the Company shall calculate and report the adjusted commission on premiums earned for the term of this Contract. If the adjusted commission on premiums earned is less than commissions previously allowed by the Reinsurer on premiums earned for the term of this Contract, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned is greater than commissions previously allowed by the Reinsurer on premiums earned for the term of this Contract, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company's report.

D. In the event the adjusted commission calculation for the term of this Contract is based partly on ceded reserves for losses and/or loss adjustment expense, the adjusted commission shall be recalculated within 30 days after the end of each subsequent 12-month period until all losses under policies with effective or renewal dates during the term of this Contract have been settled. Any balance shown to be due either party as a result of any such recalculation shall be remitted promptly by the other party.

E. "Losses incurred" as used herein shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, it being understood and agreed that all losses and related loss adjustment expense under policies with effective or renewal dates during the term of this Contract shall be charged to this Contract, regardless of the date said losses actually occur, unless this Contract expires on a "cutoff" basis, in which event the Reinsurer shall have no liability for losses occurring after the effective date of expiration.

F. "Premiums earned" as used herein shall mean ceded net written premiums for policies with effective or renewal dates during the term of this Contract, less the unearned portion thereof as of the effective date of calculation, it being understood and agreed that all premiums for policies with effective or renewal dates during the term of this Contract shall be credited to this Contract, unless this Contract expires on a "cutoff" basis, in which event the unearned reinsurance premium (less previously allowed ceding commission) as of the effective date of expiration shall be returned by the Reinsurer to the Company.

G. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.


Article XIII - Reports and Remittances

A. As promptly as possible after the effective date of this Contract, the Company shall remit the Reinsurer's share of the unearned premium (less provisional commission thereon) applicable to subject business in force at the effective date of this Contract.

B. Within 30 days after the end of each month, the Company shall report to the Reinsurer:

       1.   Ceded net written premium for the month;

       2.   Ceded net collected premium for the month;

       3.   Provisional commission on (2) above;

       4. Ceded losses and loss adjustment expense paid during the month;

       5. Ceded unearned premiums and ceded outstanding loss reserves as of the end of the month.

      Within 45 days after the end of each month, the positive balance of (2) less (3) less (4) shall be remitted by the Company. Any balance shown to be due the Company shall be remitted by the Reinsurer within 45 days after the end of the month of account.

B. Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.


Article XIV - Loss Occurrence (NMA 2244/BRMA 27A)

A. The term "loss occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "loss occurrence" shall be further defined as follows:

       1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

       2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

       3. As regards earthquake (the epicentre of which need not necessarily be within the territorial confines referred to in paragraph A of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "loss occurrence."

       4. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company's "loss occurrence."

B. Except for those "loss occurrences" referred to in subparagraphs 2 of paragraph A above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any "loss occurrences" referred to in subparagraph 1 of paragraph A above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

C. However, as respects those "loss occurrences" referred to in subparagraph 2 of paragraph A above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more "loss occurrences," provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

D. No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any "loss occurrence" claimed under the 168 hours provision.


Article XV - Late Payments

A.    The   provisions  of  this  Article  shall  not  be   implemented   unless
      specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in Article XXV (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due, may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

       1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser, times

       2. 1/365ths of the 6-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

       3. The amount past due, including accrued interest.

      It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

       1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

       2. Any claim or loss payment due the Company hereunder shall be deemed due 5 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 5 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

       3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

      For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense or control of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.


Article XVI - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XVII - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XVIII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XIX - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.


Article XX - Unearned Premium and Loss Reserves

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia or rated B+ or less by A.M. Best, the Reinsurer agrees to fund its share of the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

       1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

       2. Escrow accounts for the benefit of the Company; and/or

       3.   Cash advances;

      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

       1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

       2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

       3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

       4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

       5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

      In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XXI - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

          C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XXII - Arbitration

          A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at Calabasas, California unless otherwise mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.


Article XXIII - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXIV - Agency Agreement

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXV - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Calabasas, California,       this _______ day of ________________________199___.

                             --------------------------------------------------
                             Condor Insurance Company

                                Table of Contents


    Article                                                        Page

           I      Classes of Business Reinsured                     1
          II      Term                                              1
         III      Territory                                         2
          IV      Exclusions                                        3
           V      Retention and Limit                               4
          VI      Assessments                                       5
         VII      Loss in Excess of Policy Limits/ECO               5
        VIII      Claims and Loss Adjustment Expense                6
          IX      Salvage and Subrogation                           7
           X      Florida Hurricane Catastrophe Fund                7
          XI      Original Conditions                               7
         XII      Sliding Scale Commission                          8
        XIII      Reports and Remittances                           9
         XIV      Loss Occurrence (NMA 2244/BRMA 27A)              10
          XV      Late Payments                                    11
         XVI      Offset (BRMA 36C)                                13
        XVII      Access to Records (BRMA 1D)                      13
       XVIII      Errors and Omissions (BRMA 14F)                  13
         XIX      Taxes (BRMA 50B)                                 13
          XX      Unearned Premium and Loss Reserves               13
         XXI      Insolvency                                       15
        XXII      Arbitration                                      15
       XXIII      Service of Suit (BRMA 49C)                       16
        XXIV      Agency Agreement                                 17
         XXV      Intermediary (BRMA 23A)                          17